Exhibit 3.2.12

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

AVAYA HOLDINGS LLC

This Amended and Restated Limited Liability Company Agreement (this “Agreement”) of Avaya Holdings LLC (the “Company”) is entered into by Avaya Technology LLC, as the sole member (the “Sole Member”). The Sole Member and any additional members of the Company that may be admitted in accordance with Section 14 hereof are hereinafter referred to as the “Members”.

WHEREAS, the Company was formed as a limited liability company pursuant to the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq.), as amended from time to time (the “Act”), by the filing of the Certificate of Formation on May 10, 2000;

WHEREAS, the Sole Member wishes to continue the Company and to amend and restate in its entirety that certain Limited Liability Company Agreement of the Company, dated as of May 10, 2000;

NOW, THEREFORE, the Sole Member hereby agrees as follows:

1. Name. The name of the limited liability company continued hereby is Avaya Holdings LLC.

2. Purpose. The purpose of the Company is to engage in any lawful act or activity permitted pursuant to the Act.

3. Registered Office. The address of the registered office of the Company in the State of Delaware is c/o Corporation Service Company, 2711 Centreville Road, Suite 400, Wilmington, Delaware 19808.

4. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is Corporation Service Company, 2711 Centreville Road, Suite 400. Wilmington, Delaware 19808.

5. Members.

5.1. Name and Address. The name and the business, residence or mailing address of the Sole Member are as follows:

Name	Address

Avaya Technology LLC	211 Mt. Airy Road Basking Ridge, New Jersey 07920 Attention: Eric Sherbet, Vice President and Secretary

5.2. Powers of the Members. The Members shall have the power to exercise any and all rights or powers granted to the Members pursuant to the express terms of this Agreement. The Members shall also have the power to authorize the Board to possess and exercise any right or power not already vested in the Board pursuant to Article 6 or any other provision of this Agreement. In addition to the foregoing, the Members have the power to exercise any and all other rights or powers of the Company and to do all lawful acts and things as are not by the Delaware Act or this Agreement directed or required to be exercised or done only by the Board. Except as provided herein, the Members shall have no power to bind the Company.

5.3. Actions of the Members. Any action required or permitted to be taken by the Members pursuant to this Agreement or the Delaware Act shall be taken by a consent in writing, setting forth the action so taken, signed by the Members.

6. Management of the Company.

6.1. Board of Directors. Subject to Article 5 of this Agreement, the business and affairs of the Company shall be managed by or under the direction of a Board of two or more Directors. A person elected a Director is by such election designated a Manager by the Members for purposes of the Act. The authorized number of Directors may be increased or decreased by the Members or the Directors.

The Directors shall be elected by the Members, except as provided in this Article, and each Director elected shall hold office until a successor is elected and qualified or until such Director’s earlier death, resignation or removal. Directors need not be Members. Vacancies, including vacancies caused by removal pursuant to Section 6.6, and newly created directorships resulting from any increase in the authorized number of Directors, may be filled by the Members.

6.2. Meetings of the Board Directors. The Board may hold meetings both regular and special within or outside the State of Delaware. Regular meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the Board. Special meetings of the Board may be called by the President on three (3) days’ notice to each Director, either personally, by telephone, by mail, by telegram or by any other means of communication or as shall be specified in a written waiver signed by all of the Directors; special meetings shall be called by the President or Secretary in like manner and on like notice on the written request of one or more of the Directors.

6.3. Quorum and Acts of the Board. At all meetings of the Board a majority of the Directors shall constitute a quorum for the transaction of business and, except as otherwise or any other provision of this Agreement, the act of a majority of the Directors present at any meeting at which there is a quorum shall be the act of the Board. If the quorum shall not be present at any meeting of the Board, the Directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. Any action required or permitted to be taken at any meeting of the Board or any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or committee.

6.4. Electronic Communications. Members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting. If all the participants are participating by conference telephone or similar communications equipment, the meeting shall be deemed to be held at the principal place of business of the Company.

6.5. Committees of Directors. The Board may, by resolution passed by a majority of the whole Board, designate one or more committees, each committee to consist of one or more of the Directors of the Company. The Board may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.

In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member.

Any such committee, to the extent provided in the resolution of the Board, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Company. Such committee or committees shall have such name or names as may be determined from time to time by resolution adoption by the Board. Each committee shall keep regular minutes of its meetings and report the same to the Board when required.

6.6. Removal of Directors. Unless otherwise restricted by law, any Director or the entire Board of Directors may be removed, with or without cause, by the Members. Any vacancy caused by any such removal may be filled by action of the Members.

6.7. Directors as Agents. The Directors, to the extent of their powers set forth in this Agreement, are agents of the Company for the purpose of the Company’s business, and the actions of the Directors taken in accordance with such powers shall bind the Company.

7. Officers.

7.1. Officers. The Officers of the Company shall be chosen by the Board and shall consist of at least a President, a Secretary and a Treasurer. The Board may also elect one or more Vice Presidents, Assistant Secretaries or Assistant Treasurers. Any number of offices may be held by the same person. The Board at its first meeting after each annual meeting of the Members shall choose a President, a Secretary and a

Treasurer. The Board may appoint such other Officers and agents as it shall deem necessary who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board. The salaries of all Officers and agents of the Company shall be fixed by or in the manner prescribed by the Board. The Officers of the Company shall hold office until their successors are chosen and qualified. Any officer elected or appointed by the Board may be removed at any time by the affirmative vote of a majority of the Board. Any vacancy occurring in any office of the Company shall be filled by the Board.

7.2. The President. The President shall be the chief executive officer of the Company, shall preside at all meetings of the Board, shall have general and active management of the business of the Company and shall see that all orders and resolutions of the Board are carried into effect.

7.3. The Vice President. In the absence of the President or in the event of the President’s inability to act, the Vice President, if any (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Directors, or in the absence of any designation, then in the order of their election) shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. The Vice Presidents, if any, shall perform such other duties and have such other powers at the Board may from time to time prescribe.

7.4. The Secretary and Assistant Secretary. The Secretary shall be responsible for filing legal documents and maintaining records for the Company. The Secretary shall attend all meetings of the Board and all meetings of the Members (“meeting” for the Company) and record all the proceedings of the meetings of the Company and of the Board in a book to be kept for that purpose and shall perform like duties for the standing committees when required. The Secretary shall give, or cause to be given, notice of all meetings of the member and special meetings of the Board, and shall perform such other duties as may be prescribed by the Board or President, under whose supervision the Secretary shall be. The Assistant Secretary, or if there be more than one, the Assistant Secretaries in the order determined by the Board (or if there be no such determination, then in order of their election) shall, in the absence of the Secretary or in the event of the Secretary’s inability to act, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Board may from time to time prescribe.

7.5. The Treasurer and Assistant Treasurer. The Treasurer shall have the custody of the Company funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Board. The Treasurer shall disburse the finds of the Company as may be ordered by the Board, taking proper vouchers for such disbursements, and shall render to the President and the Board, at its regular meetings, or when the Board so requires, an account of all the Treasurer’s transactions and of the financial condition of the Company. The Assistant Treasurer, or if there be more than one, the Assistant Treasurer in the order determined by the Board (or if there be no such determination, then in order of their election) shall, in the absence of the Secretary or in the event of the Treasurer’s inability to act, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Board may from time to time prescribe.

7.6. Officers as Agents. The Officers, to the extent of their powers set forth in this Agreement or otherwise vested in them by action of the Board, are agents of the Company for the purpose of the Company’s business, and the actions of the Officers taken in accordance with such powers shall bind the Company.

7.7. Duties of Board and Officers. Except to the extend provided herein, each Director and Officer shall have the fiduciary duty of loyalty and care similar to those of directors and officers of business corporations organized under the General Corporation Law of the State of Delaware.

8. Restriction of Powers. Notwithstanding any other provision of this Agreement and any provision of law, the Company shall not, without the unanimous vote of the Members, (a) dissolve or liquidate, in whole or in part, except as provided in this Section 8 of this Agreement, or institute proceedings to be adjudicated bankrupt or insolvent, (b) consent to the institution of bankruptcy or insolvency proceedings against it or to reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency, (c) file a petition seeking reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency, (d) consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or a part of its property, (e) make a general assignment for the benefit of creditors, (f) admit in writing its inability to pay its debts generally as they become due, or (g) take any corporate action in furtherance of the actions set forth in clauses (a) through (f) of this Section.

9. Dissolution. The Company shall dissolve, and its affairs shall be wound up, upon the first to occur of the following: (a) the written consent of the Members, or (b) the entry of a decree of judicial dissolution under § 18-802 of the Act.

10. Capital Contributions. Capital contributions shall be made by the Members at the time and in the amounts determined by the Members, and may be made in cash or other property as determined by the Members.

11. Allocation of Profits and Losses. The Company’s profits and losses shall be allocated in proportion to the capital contributions of the Members.

12. Distributions. Distributions shall be made to the Members at the times and in the aggregate amounts determined by the Members. Such distributions shall be allocated among the Members in the same proportion as their then capital account balances.

13. Restriction on Transfers. There shall be no restriction upon the ability of the Members to transfer an interest in the Company.

14. Admission of Additional Members. One or more additional Members of the Company may be admitted to the Company with the consent of the Members.

15. Liability of Members. The Members shall not have any liability for the obligations or liabilities of the Company except to the extent provided in the Act.

16. Membership Interests. The membership interests of the Company shall be uncertificated.

17. Term. The term of the Company shall continue indefinitely unless sooner terminated as provided herein. The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate of Formation of the Company as provided in the Act.

18. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws.

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Amended and Restated Limited Liability Company Agreement as of the 5th day of October, 2007.

AVAYA INC.

By	/s/ Eric Sherbet
Name:	Eric Sherbet
Title:	President & Secretary